SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 2, 2006

STATION CASINOS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 367-2411

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.  Other Events.

On December 4, 2006, Stations Casinos, Inc. (“Station” or the “Company”) announced that its Board of Directors had received a proposal from a group of investors led by Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, and Colony Capital Acquisitions, LLC, an affiliate of Colony Capital, LLC (“Colony”), to acquire all of the outstanding shares of common stock of Station for $82 per share in cash.

Station’s Board of Directors has established a Special Committee of independent directors to review the proposal.  The Special Committee has also been authorized to review any alternative proposals that may be received by Station or the Special Committee.  The Board of Directors appointed James E. Nave, D.V.M. (who will serve as Chairman), Lee S. Isgur, Lowell H. Lebermann, Jr. and Robert E. Lewis to serve on the Special Committee.  The Special Committee has retained Bear, Stearns & Co. Inc. as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP and Kummer Kaempfer Bonner Renshaw & Ferrario as its legal advisors to assist the Special Committee.

The Special Committee received the proposal on December 2, 2006 and no decisions have been made by the Special Committee with respect to the Company’s response to the proposal.  There can be no assurance that any agreement on financial and other terms satisfactory to the Special Committee will result from the Special Committee’s evaluation of the proposal by the Fertittas and Colony or any other proposals, or that any extraordinary transaction will be completed.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 4, 2006, issued by Station.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: December 4, 2006	By:	/s/ Glenn C. Christenson
Glenn C. Christenson
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

Index to Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 4, 2006, issued by Station.